EXHIBIT 99.1
AFLAC JAPAN TO OFFER CANCER INSURANCE PRODUCT THROUGH JAPAN POST
COLUMBUS, Georgia — November 16, 2007 — Aflac Incorporated announced today that Japan Post Network Co., Ltd., a subsidiary of Japan Post Holdings Co., Ltd., has selected Aflac Japan as the exclusive provider of cancer insurance for distribution through the nationwide postal office network.
Japan Post Network Co. is one of four separate postal entities that began operating in October 2007 as a part of the postal privatization process set forth under laws enacted in 2005. Japan Post Network Co. operates approximately 24,000 post office locations throughout Japan.
Commenting on the announcement, Aflac Incorporated Chairman and Chief Executive Officer Daniel P. Amos said: “We are very pleased that Japan Post chose our cancer insurance product for sale through its extensive network. We believe Japan Post’s selection of Aflac reflects the quality of our newly introduced Cancer Forte product, the overall strength of the Aflac brand, a reputation for quality customer service and the support we provide to our sales force. Although Japan Post has not yet established a specific time frame for sales to commence, we anticipate that sales should occur sometime in 2008.”
Amos added: “Throughout 2007, we have been encouraged by the overall direction of Aflac Japan’s new annualized premium sales. We continue to believe that our sales will be flat to up 4% in the second half of 2007. And although we have not yet finalized our marketing plans and objectives for 2008, our preliminary expectation is that Aflac Japan’s sales should increase 3% to 7% next year.”
For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Our insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine’s listing of America’s Most Admired Companies for seven consecutive years and in Fortune magazine’s list of the 100 Best Companies to Work For in America for nine consecutive years. Aflac has also been recognized three times by both Fortune magazine’s listing of the Top 50 Employers for Minorities and Working Mother magazine’s listing of the 100 Best Companies for Working Mothers. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).
Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward- looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates and employees; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac’s investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses, and investment yields; level and outcome of litigation; downgrades in the company’s credit rating; changes in rating agency policies or practices; subsidiary’s ability to pay dividends to parent company; ineffectiveness of hedging strategies; catastrophic events; and general economic conditions in the United States and Japan.
Analyst and investor contact — Kenneth S. Janke Jr., 800.235.2667 — option 3, FAX: 706.324.6330, or kjanke@aflac.com.
Media contact — Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com